Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Diageo plc of our report dated 8 August 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Diageo plc’s Annual Report on Form 20F for the year ended 30 June 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement and to the reference to us under the heading “Historical information” in Diageo plc’s Annual Report on Form 20-F for the year ended 30 June 2017, which is incorporated by reference in this Registration Statement on Form F-3.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

London, United Kingdom

19 April 2018